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                                                                     Exhibit 2.1

                                                                    CONFIDENTIAL



                            WESTBOROUGH SAVINGS BANK
                             PLAN OF REORGANIZATION
                           FROM A MUTUAL SAVINGS BANK
                           TO A MUTUAL HOLDING COMPANY
                             AND STOCK ISSUANCE PLAN



                       AS ADOPTED BY THE BOARD OF TRUSTEES
                                ON MARCH 15, 1999

                         AS AMENDED AS OF APRIL 15, 1999
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                                TABLE OF CONTENTS

1.    INTRODUCTION - BUSINESS PURPOSE........................................1

2.    DEFINITIONS............................................................2

3.    THE REORGANIZATION.....................................................8

4.    CONDITIONS TO IMPLEMENTATION OF THE REORGANIZATION....................11

5.    SPECIAL MEETING OF CORPORATORS AND VOTE REQUIRED TO
      APPROVE THE PLAN......................................................12

6.    CHARTERS AND BYLAWS...................................................12

7.    LIQUIDATION AND VOTING RIGHTS.........................................12

8.    CONVERSION OF MHC TO STOCK FORM.......................................13

9.    TIMING OF THE REORGANIZATION AND SALE OF CAPITAL STOCK................14

10.   NUMBER OF SHARES TO BE OFFERED........................................15

11.   INDEPENDENT VALUATION AND PURCHASE PRICE OF SHARES....................15

12.   METHOD OF OFFERING SHARES AND RIGHTS TO PURCHASE STOCK................16

13.   ADDITIONAL LIMITATIONS ON PURCHASES OF COMMON STOCK...................19

14.   PAYMENT FOR STOCK.....................................................21

15.   MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH
      ORDER FORMS...........................................................22

16.   UNDELIVERED, DEFECTIVE OR LATE ORDER FORM;
       INSUFFICIENT PAYMENT.................................................23

17.   COMPLETION OF THE STOCK OFFERING......................................24

18.   MARKET FOR COMMON STOCK...............................................24

19.   STOCK PURCHASES BY MANAGEMENT PERSONS AFTER
      THE STOCK OFFERING....................................................24

20.   RESALES OF STOCK BY MANAGEMENT PERSONS................................24


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21.   STOCK CERTIFICATES....................................................24

22.   RESTRICTION ON FINANCING STOCK PURCHASES..............................25

23.   STOCK BENEFIT PLANS...................................................25

24.   POST-REORGANIZATION FILING AND MARKET MAKING..........................25

25.   LIQUIDATION ACCOUNT...................................................26

26.   EMPLOYMENT AND OTHER SEVERANCE AGREEMENTS.............................27

27.   PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK..........................27

28.   REORGANIZATION AND STOCK OFFERING EXPENSES............................28

29.   INTERPRETATION........................................................28

30.   AMENDMENT OR TERMINATION OF THE PLAN..................................28

Exhibits

Exhibit A   Charter and Bylaws of the Bank
Exhibit B   Articles of Organization and Bylaws of the Stock Holding Company
Exhibit C   Charter and Bylaws of the Mutual Holding Company


                                       ii
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1.    INTRODUCTION - BUSINESS PURPOSE

      The Board of Trustees of Westborough Savings Bank (the "Bank") has adopted this Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan") pursuant to which the Bank proposes to reorganize from a state-chartered mutual savings bank into the mutual holding company structure (the "Reorganization") under the laws of the Commonwealth of Massachusetts and the regulations of the Division of Banks of the Commonwealth of Massachusetts (the "Division") and the Federal Deposit Insurance Corporation ("FDIC"), and other applicable federal laws and regulations. As part of the Reorganization and the Plan, the Bank will establish (i) a Massachusetts-chartered stock savings bank (the "Stock Bank") that will succeed to all of the rights and obligations of the Bank as set forth in the Plan; (ii) a Massachusetts-chartered mutual holding company (the "MHC"), and (iii) a Massachusetts incorporated mid-tier stock holding company (the "Stock Holding Company"). The Stock Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Massachusetts-chartered stock savings bank resulting from the Reorganization (the Stock Bank) will become a wholly-owned subsidiary of the Stock Holding Company. Concurrently with the Reorganization, the Stock Holding Company intends to offer for sale up to 49% of its Common Stock in the Stock Offering on a priority basis to qualifying depositors and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering.

      The primary purpose of the Reorganization is to establish a holding company and to convert the Bank to the stock form of ownership, which will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Stock Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings banks. Since the Stock Holding Company will not be offering all of its common stock for sale to depositors and the public in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will offer the Bank the opportunity to raise additional capital since a majority of the Stock Holding Company's common stock will be available for sale in the future, subject to regulatory approval. It will also greatly enhance the Bank's ability to (a) expand its franchise through increased lending, (b) make necessary capital investments in facilities and technology, (c) diversify products offered to customers and (d) establish new branch locations. Lastly, the Reorganization will enable the Bank to better manage its capital by providing broader investment opportunities through the holding company structure, and by enabling the Bank to distribute capital to stockholders of the Stock Holding Company in the form of dividends. Although the Reorganization and Stock Offering will create a stock savings bank and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank's mutual form of ownership and its ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

      The Reorganization, and certain transactions incidental to the Reorganization, are subject to the approval of the Division, the Board of Bank Incorporation (the "BBI"), the Board of Governors of the Federal Reserve System (the "FRB") and the FDIC, and must be approved by the affirmative vote of at least (i) a majority of the Bank's corporators, and (ii) a majority of the Bank's Independent Corporators (who must constitute not less than 60% of all corporators) at an annual meeting or a
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special meeting called for such purpose. By approving the Plan, the corporators will also be approving all steps necessary and incidental to the formation of the Stock Bank, the Stock Holding Company, and the MHC, including any merger necessary to consummate the Reorganization.

      Sections 1 through 8 and Sections 28 and 29 of this Plan shall constitute the Westborough Savings Bank Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company (the "Reorganization Plan"). Section 2 and Sections 9 through 29 of this Plan shall constitute the Westborough Savings Bank Stock Issuance Plan (the "Stock Issuance Plan").

2.    DEFINITIONS

      As used in the Plan, the terms set forth below have the following meanings:

      ACTING IN CONCERT: The term "acting in concert" means (a) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or (b) persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert shall be made solely by the Board of Trustees of the Bank or the Board of Investment and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies.

      ACTUAL SUBSCRIPTION PRICE: The price per share, determined as provided in the Plan, at which the Common Stock will be sold in the Subscription Offering.

      AFFILIATE: An "affiliate" of, or a person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

      APPLICATION: The application, including a copy of the Plan, submitted by the Bank to the Commissioner for approval of the Reorganization and Stock Offering.

      ASSOCIATE: The term "Associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Stock Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Bank, the MHC, the Stock Holding Company or any subsidiary of the MHC or the Holding Company or any affiliate thereof; and (iv) any person Acting in Concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any director, trustee or officer of the MHC, the Stock Holding Company or the Bank, to the extent


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provided in Sections 11-13. When used to refer to a Person other than an officer or director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.

      BANK: Westborough Savings Bank in its pre-Reorganization mutual form.

      BBI: The Board of Bank Incorporation.

      BHCA: The Bank Holding Company Act of 1956, as amended.

      BIF: The Bank Insurance Fund.

      BMA: The Bank Merger Act.

      BOARD OF INVESTMENT: The Bank's Board of Investment.

      CAPITAL STOCK: Any and all authorized stock of the Bank or the Stock Holding Company.

      COMMISSIONER: The Office of the Commissioner of Banks of the Commonwealth of Massachusetts.

      COMMUNITY: The Towns of Grafton, Hopkinton, Northborough, Shrewsbury, Southborough, and Westborough.

      COMMUNITY OFFERING: The offering to certain members of the general public in the community of any unsubscribed shares in the Subscription Offering which may be effected pursuant to the Plan. The Community Offering may include a Syndicated Community Offering.

      COMMON STOCK: The Common Stock to be issued by the Stock Holding Company to the MHC and to the public in the Stock Offering in connection with the Reorganization and Stock Offering.

      CORPORATOR: A member of the Bank's Board of Incorporation.

      DEPOSIT ACCOUNT(S): Any withdrawable deposit(s) offered by the Bank, including NOW account deposits, certificates of deposit, demand deposits and IRA accounts and Keogh plans for which the Bank acts as custodian or trustee.

      DIVISION: The Division of Banks of the Commonwealth of Massachusetts.

      EFFECTIVE DATE: The date upon which all necessary approvals have been obtained to consummate the Reorganization, and the transfer of assets and liabilities of the Bank to the Stock Bank is completed.

      ELIGIBLE ACCOUNT HOLDER: Any person holding a Qualifying Deposit on the Eligibility Record Date.


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      ELIGIBILITY RECORD DATE: December 31, 1997, the date for determining who qualifies as an Eligible Account Holder.

      ESOP: The Bank's employee stock ownership plan.

      ESTIMATED VALUATION RANGE: The range of the estimated pro forma market value of the total number of shares of Common Stock, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

      EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

      FDIC: The Federal Deposit Insurance Corporation.

      FRB: The Board of Governors of the Federal Reserve System.

      HOLDING COMPANY APPLICATION: The holding company application to be submitted by the MHC and the Stock Holding Company to the FRB to have the MHC and the Stock Holding Company acquire direct and indirect control of the Bank.

      INDEPENDENT APPRAISER: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Stock Holding Company.

      INDEPENDENT CORPORATOR: A Corporator who is not an employee, officer, trustee or "significant borrower" of the Bank.

      INDEPENDENT VALUATION: The estimated pro forma market value of the Stock Holding Company and the Bank as determined by the Independent Appraiser.

      INFORMATION STATEMENT: The Notice and Information Statement on Reorganization from a Mutual Savings Bank to a Mutual Holding Company to be mailed to the Corporators of the Bank prior to the Special Meeting of Corporators.

      LIQUIDATION ACCOUNT: The liquidation account established pursuant to the Plan.

      MANAGEMENT PERSON: Any officer, trustee or Corporator of the Bank, the Stock Holding Company or the MHC.

      MARKETING AGENT: The broker-dealer responsible for organizing and managing the Stock Offering and sale of the Common Stock.

      MARKET MAKER: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.


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      MHC: Westborough Bancorp, MHC, the mutual holding company resulting from the Reorganization.

      MINORITY OWNERSHIP INTEREST: The shares of the Stock Holding Company's Common Stock owned by persons other than the MHC.

      MINORITY STOCKHOLDER: Any owner of the Stock Holding Company's Common Stock, other than the MHC.

      MINORITY STOCK OFFERING: One or more offerings of up to 49% in the aggregate of the outstanding Common Stock of the Stock Holding Company to persons other than the MHC.

      NON-VOTING STOCK: Any Capital Stock other than Voting Stock.

      NOTICE: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the FDIC and the Division to notify the FDIC and the Division of the Reorganization and the Stock Offering.

      OFFERING RANGE: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 49% of the Common Stock.

      OFFICER: The Chairman of the Board, the President, any officer of the level of vice president or above, the Clerk and the Treasurer of the Bank.

      PERSON: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts and KEOGH Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

      PLAN: This Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan.

      QUALIFYING DEPOSIT: The aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided such aggregate balance is not less than $50.

      REGULATIONS: The regulations of the Division regarding mutual holding companies and conversion to stock form.

      REORGANIZATION: The reorganization of the Bank into the mutual holding company structure including the organization of the MHC, the Stock Holding Company and the Stock Bank pursuant to the Plan.


                                      5
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      SEC: The Securities and Exchange Commission.

      SPECIAL MEETING: The Special Meeting of Corporators called for the purpose of voting on the Plan.

      STOCK BANK: The Massachusetts chartered stock savings bank resulting from the Reorganization in accordance with the Plan.

      STOCK HOLDING COMPANY: Westborough Financial Services, Inc., the intermediate stock holding company that will be a Massachusetts corporation which will be majority-owned by the MHC and which will own 100% of the common stock of the Bank.

      STOCK ISSUANCE PLAN: The portion of this Plan relating to the Stock Offering including Section 2 and Sections 9 through 29 of this Plan.

      STOCK OFFERING: The offering of Common Stock of the Stock Holding Company to persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Community Offering and Syndicated Community Offering.

      SUBSCRIPTION OFFERING: The offering of Common Stock of the Stock Holding Company for subscription and purchase pursuant to the Plan.

      SUBSIDIARY: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

      SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder or a Tax-Qualified Employee Plan of the Bank, or an officer, director, trustee or Corporator of the Bank, or any Associate thereof.

      SUPPLEMENTAL ELIGIBILITY RECORD DATE: The supplemental record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date shall be December 31, 1998.

      SYNDICATED COMMUNITY OFFERING: At the discretion of the Bank and the Stock Holding Company, the offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

      TAX-QUALIFIED EMPLOYEE PLAN: Any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Stock Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term Non-Tax-Qualified Employee Benefit Plan means any defined benefit plan or defined contribution plan which is not so qualified.


                                      6
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      VOTING STOCK:

      (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

            (i) To vote for or to select directors of the Bank or the Stock Holding Company; and

            (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Stock Holding Company.

      (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if:

            (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank or the Stock Holding Company, or the payment of dividends by the Bank or the Stock Holding Company when preferred dividends are in arrears;

            (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

            (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Stock Holding Company.

      (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.


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3.    THE REORGANIZATION

      A.    ORGANIZATION OF THE HOLDING COMPANIES AND THE BANK

      As part of the Reorganization, the Bank will establish the Stock Holding Company as a Massachusetts corporation and the MHC as a Massachusetts corporation. The Reorganization will be effected as follows, or in any other manner approved by the Commissioner that is consistent with the purposes of the Plan and applicable laws and regulations.

            (i) The Bank will cause to be organized a Massachusetts chartered de novo mutual savings bank (the "De Novo Bank");

            (ii) The De Novo Bank will reorganize into the MHC and will form a de novo stock savings bank subsidiary (the "Stock Bank"), and all of the assets and liabilities of the De Novo Bank will be transferred to the Stock Bank;

            (iii) The Bank will merge with and into the Stock Bank with the
                  Stock Bank as the resulting entity;

            (iv) The MHC will organize the Stock Holding Company as a separate wholly-owned subsidiary of the MHC;

            (v) The MHC will contribute all of the shares of common stock of the Stock Bank to the Stock Holding Company, which will result in the MHC owning 100% of the Common Stock of the Stock Holding Company and the Stock Holding Company owning 100% of the common stock of the Stock Bank; and

            (vi) The Stock Holding Company will offer to sell up to 49% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

      Contemporaneously with the Reorganization, the Stock Holding Company will offer for sale in the Stock Offering shares of Common Stock representing up to 49% of the pro forma market value of the Stock Holding Company and the Bank. Such shares will not be covered by deposit insurance. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank's present locations. The Stock Bank may distribute additional capital to the Stock

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Holding Company following the Reorganization, subject to the applicable regulations governing capital distributions.

      Upon completion of the Reorganization and Stock Offering, the MHC, the Stock Holding Company and the Stock Bank will be structured as follows:

        ----------------------------------------------------------------
                                                    Public
                     The MHC                     Stockholders
        ----------------------------------------------------------------
                 More than 50% of              Less than 50% of
                 the Common Stock              the Common Stock
        ----------------------------------------------------------------

                -------------------------------------------------
                            The Stock Holding Company
                -------------------------------------------------
                                  100% of the
                                  Common Stock
                -------------------------------------------------

                -------------------------------------------------
                                 The Stock Bank
                -------------------------------------------------

      B.    EFFECT ON DEPOSIT ACCOUNTS AND BORROWINGS

      Each deposit account in the Bank upon consummation of the Reorganization will become a deposit account in the Stock Bank in the same amount and on the same terms and conditions, and such deposit account will continue to be insured by the FDIC and the Depositors Insurance Fund in the same manner, as the deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

      C.    THE BANK

      Upon completion of the Reorganization, the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, stock savings banks under Massachusetts law. A copy of the proposed Charter and Bylaws of the Stock Bank is attached hereto as EXHIBIT A and is made a part of the Plan. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank that are transferred to other capital stock accounts or retained by or distributed to the Stock Holding Company or the Mutual Holding Company), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the Stock Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

      The members of the Board of Directors of the Stock Bank will consist of persons who are the members of the Board of Trustees of the Bank. The Stock Bank will be wholly-owned by the Stock Holding Company and the Stock Holding Company, as the sole holder of the outstanding

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Capital Stock of the Stock Bank, shall have exclusive voting rights in the Stock
Bank. The Stock Holding Company will be wholly-owned by its stockholders who will consist of the MHC and the persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering. Upon the Effective Date, any liquidation rights of depositors of the Bank under Massachusetts law will be transferred to the MHC and/or the Stock Bank and the Stock Holding Company, subject to the conditions specified below.

      D.    THE STOCK HOLDING COMPANY

      The Stock Holding Company will be chartered as a Massachusetts corporation and will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies under applicable federal and Massachusetts laws and regulations. The initial members of the Board of Directors of the Stock Holding Company will be the members of the existing Board of Trustees of the Bank at the time of the Reorganization. Thereafter, the voting stockholders of the Stock Holding Company will elect annually approximately one-third of the Stock Holding Company's directors. A copy of the Articles of Organization and Bylaws of the Stock Holding Company is attached as EXHIBIT B and is made part of this Plan.

      The Stock Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Stock Holding Company. The Stock Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Stock Holding Company will be authorized to undertake one or more Minority Stock Offerings of up to 49% in the aggregate of the total outstanding Common Stock of the Stock Holding Company, and, based upon current market conditions and the capital needs of the Bank, the Stock Holding Company currently intends to offer for sale up to 30% of its Common Stock in the Stock Offering.

      E.    THE MUTUAL HOLDING COMPANY

      As a mutual corporation, the MHC will have no stockholders. The trustees of the MHC will have exclusive voting authority as to all matters relating to the MHC except as otherwise provided to Corporators of the MHC under its chartering instruments and other applicable law. The initial members of the Board of Trustees of the MHC will consist of all of the members of the Board of Trustees of the Bank at the time of the Reorganization. Thereafter, approximately one-third of the trustees of the MHC will be elected annually by the Corporators of the MHC. The initial members of the Corporators of the MHC will consist of all of the existing Corporators of the Bank. Thereafter, Corporators of the MHC will be appointed pursuant to the chartering instruments of the MHC and applicable law.

      Any liquidation rights of depositors that existed under Massachusetts law prior to the Reorganization shall continue in the MHC following the Reorganization. The rights and powers of the MHC will be defined by the MHC's Charter and Bylaws (a copy of which is attached to the Plan as EXHIBIT C and made a part of the Plan) and by applicable statutory and regulatory provisions of Massachusetts and federal law.

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4.    CONDITIONS TO IMPLEMENTATION OF THE REORGANIZATION

      Consummation of the Reorganization is expressly conditioned upon prior occurrence of the following:

      A. Approval of the Plan by the affirmative vote of a majority of the Board of Trustees of the Bank.

      B. Approval of the Plan by the affirmative vote of a majority of the Corporators at a regular or special meeting of such Corporators, and by the affirmative vote of a majority of Independent Corporators (who shall constitute not less than 60% of all Corporators).

      C. Approval by the Commissioner of the Application, including the Plan, the charter and bylaws of the Stock Bank and the MHC, and all other transactions contemplated by the Plan for which approval is required by the Commissioner; and approval by the BBI of the charter of the DeNovo Bank and the Stock Bank.

      D. Submission of the Notice to the FDIC and the Bank either (i) receives a notice of intent not to object from the FDIC, or (ii) 60 days (subject to extension for an additional 60 days) have passed following the acceptance of a complete FDIC Notice by the FDIC.

      E. Approval by the FRB pursuant to the BHCA for the MHC and the Stock Holding Company to become bank holding companies by owning or acquiring, directly or indirectly, the majority of the Stock Bank's common stock to be issued in connection with the Reorganization.

      F. Approval by the FDIC pursuant to the BMA of the transfer of assets and liabilities of the MHC to the Stock Bank and the merger of the Bank into the Stock Bank in connection with the Reorganization.

      G. Receipt by the Bank of either a private letter ruling from the Internal Revenue Service or an opinion of the Bank's counsel as to the federal income tax consequences of the Reorganization to the MHC, the Stock Bank and the Bank.

      H. Receipt by the Bank of either a private letter ruling of the Massachusetts Department of Revenue or an opinion of counsel or the Bank's independent public accountants as to the Massachusetts income tax consequences of the Reorganization to the MHC, the Stock Bank and Bank.

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5.    SPECIAL MEETING OF CORPORATORS AND VOTE REQUIRED TO APPROVE THE
      PLAN

      Subsequent to the approval of the Plan by the Commissioner, the Special Meeting shall be scheduled in accordance with the Bank's Bylaws. Promptly after receipt of all regulatory approvals necessary to distribute the Information Statement, the Bank shall distribute the Information Statement to all Corporators. A copy of the Plan will be provided to all Corporators. Pursuant to the Regulations, an affirmative vote of at least (i) a majority of the Bank's total Corporators, and (ii) a majority of the Bank's Independent Corporators (who shall constitute not less than 60% of all Corporators) voting at the Special Meeting shall be required for approval of the Plan.

6.    CHARTERS AND BYLAWS

      Copies of the proposed Charter and Bylaws of the Stock Bank, the proposed Articles of Organization and Bylaws of the Stock Holding Company and the proposed Charter and Bylaws of the MHC are attached hereto as EXHIBITS A, B AND C, respectively, and are made a part of this Plan. By their approval of this Plan, the Corporators shall have approved and adopted the Charter and Bylaws of the Bank, the Stock Holding Company and the MHC.

      The total shares of Common Stock authorized under the Stock Holding Company's Articles of Organization will exceed the shares of Common Stock to be issued to the MHC and the Minority Stockholders in the Reorganization. In addition, the Articles of Organization of the Stock Holding Company will contain provisions that prohibit persons other than the Board of Directors of the Stock Holding Company or committees of the Board of Directors of the Stock Holding Company from calling special meetings of the stockholders of the Stock Holding Company and require a supermajority vote by stockholders to call a special meeting of stockholders.

7.    LIQUIDATION AND VOTING RIGHTS

      Following the Reorganization, each Eligible Account Holder and each Supplemental Eligible Account Holder will have an interest in the Liquidation Account established pursuant to the Plan so long as such person remains a depositor of the Stock Bank after the Reorganization. In addition, following the Reorganization, all depositors who had liquidation rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC for so long as they remain depositors of the Stock Bank. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a Deposit Account with the Bank after the Reorganization shall have any liquidation rights with respect to the MHC. The MHC shall liquidate under M.G.L. c.167H, upon the sale or acquisition of the Stock Holding Company or the Stock Bank to a bank holding company or savings and loan holding company which is not a mutual holding company, or upon the sale of the Stock Bank to a banking or thrift institution that is not a subsidiary of a mutual holding company.

8.    CONVERSION OF MHC TO STOCK FORM

      Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with M.G.L.c.167H, ss.9, the Massachusetts conversion regulations set forth at 209 CMR Sections 33.01 et seq., and applicable federal laws and regulations (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Trustees has no intent or plan to undertake a Conversion Transaction at this time. If the Conversion Transaction does not occur, the MHC will always own a majority of the Common Stock of the Stock Holding Company. The Board of Trustees of the MHC and the Board of Directors of the Stock Holding Company will not undertake a Conversion Transaction for three years following the Stock Offering, unless compelling and valid business reasons exist to do so.

      In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Stock Holding Company at the discretion of the MHC, and qualifying depositors of the Stock Bank would receive the right to subscribe for a number of shares of common stock of the Stock Holding Company, as determined by the formula set forth in the paragraphs below. The additional shares of Common Stock of the Stock Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an Independent Appraisal.

      Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled without additional consideration to maintain the same percentage ownership interest in the Stock Holding Company after the Conversion Transaction as their ownership interest in the Stock Holding Company immediately prior to the Conversion Transaction (i.e., the Minority Ownership Interest), subject only to the following adjustments (if required by federal law, regulation, or regulatory policy) to reflect: (i) the cumulative effect of the aggregate amount of dividends waived by the MHC; and (ii) the market value of assets of the MHC (other than common stock of the Stock Holding Company).

      The adjustment referred to in clause (i) of the immediately preceding paragraph above would require that the Minority Ownership Interest be adjusted by multiplying the Minority Ownership Interest by the following fraction:

     (Stock Holding Company stockholders' equity immediately preceding the Conversion Transaction) - (aggregate amount of dividends waived by MHC)
     -----------------------------------------------------------------------
Stock Holding Company stockholders' equity immediately preceding the Conversion
                                   Transaction

      The adjustment referred to in clause (ii) above would further adjust the Minority Ownership Interest by multiplying the result obtained in the preceding paragraph by the following fraction:

       (proforma market value of Stock Holding Company) - (market value of assets of MHC other than Stock Holding Company common stock)
          ------------------------------------------------------------
                 pro forma market value of Stock Holding Company

      At the sole discretion of the Board of Trustees of the MHC and the Board of Directors of the Stock Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders as set forth in the preceding paragraphs. If a Conversion Transaction does not occur, the MHC will always own a majority of the Voting Stock of the Stock Holding Company.

      A Conversion Transaction would require the approval of applicable bank regulators, and would be presented to a vote of the Corporators of the MHC and the stockholders of the Stock Holding Company as of a voting record date prior to the completion of the Conversion Transaction. Federal and state regulatory policy requires that in any Conversion Transaction the depositors of the Stock Bank will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

9.    TIMING OF THE REORGANIZATION AND SALE OF CAPITAL STOCK

      The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 4 of the Plan. The Stock Holding Company may commence the Stock Offering concurrently with or at any time after the mailing of the Information Statement to the Corporators. The Stock Offering shall be conducted in compliance with the securities offering regulations of the FDIC, the SEC and the Division. The Bank will not finance or loan funds to any person to purchase Common Stock.

10.   NUMBER OF SHARES TO BE OFFERED

      The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Trustees of the Bank and the Board of Directors of the Stock Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be no greater than 49% of the issued and outstanding shares of Common Stock of the Stock Holding Company.

11.   INDEPENDENT VALUATION AND PURCHASE PRICE OF SHARES

      The total number of shares of Common Stock to be issued and offered for sale in the Stock Offering and the Estimated Valuation Range will be determined jointly by the Board of Trustees of the Bank and the Board of Directors of the Stock Holding Company immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the FDIC and the Division, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offerings if the Estimated Valuation Range is increased subsequent to the commencement of the Subscription and Community Offerings to reflect changes in market and financial conditions and the aggregate purchase price is not more than 15% above the maximum of the Estimated Valuation Range.

      All shares sold in the Stock Offering will be sold at a uniform price per share referred to in this Plan as the Actual Subscription Price. The aggregate purchase price for all shares of Common Stock will not be inconsistent with the estimated consolidated pro forma market value of the Stock Holding Company and the Bank. The estimated consolidated pro forma market value of the Stock Holding Company and the Bank will be determined for such purpose by the Independent Appraiser. Prior to the commencement of the Subscription and Community Offerings, an Offering Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The shares of Common Stock being sold in the Stock Offering will represent a minority ownership interest in the outstanding Common Stock of the Stock Holding Company equal to up to 49% of the estimated pro forma market value of the Common Stock based upon the Independent Valuation. The percentage of Common Stock offered for sale in the Stock Offering and the Offering Range shall be determined by the Board of Directors of the Stock Holding Company and the Board of Trustees of the Bank prior to commencement of the Subscription Community Offerings, and will be confirmed upon completion of the Stock Offering.

      The number of shares of Common Stock to be issued in the Stock Offering and the purchase price per share may be increased or decreased by the Stock Holding Company. In the event that the aggregate purchase price of the Common Stock is below the minimum of the Estimated Valuation Range, or materially above the maximum of the Estimated Valuation Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Valuation Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the FDIC and the Division, if required. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Stock Holding Company will not be deemed to be material so as to require a resolicitation of subscriptions. Based upon the Independent Valuation as updated prior to the commencement of the Subscription and Community Offerings, the Board of Directors of the Stock Holding Company will fix the Actual Subscription Price. If there is a Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Common Stock is sold in such Syndicated Community Offering shall be equal to the Actual Subscription Price.

      Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Stock Holding Company, the Bank and to the FDIC and the Division that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock at the purchase price per share is incompatible with its estimate of the aggregate consolidated pro forma market value of the Stock Holding Company and the Bank. An increase in the aggregate value of the Common Stock by up to 15% would not be deemed to be material. If such confirmation is not received, the Stock Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new Actual Subscription Price and/or Estimated Valuation Range, extend, reopen or hold a new Stock Offering or take such other action as the FDIC and the Division may permit. The estimated market value of the Stock Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with FDIC and Division regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

12.   METHOD OF OFFERING SHARES AND RIGHTS TO PURCHASE STOCK

      In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders;
(2) Tax-Qualified Employee Plans; and (3) Supplemental Eligible Account Holders. Any shares of Common Stock that are not subscribed for in the Subscription Offering at the discretion of the Bank and the Stock Holding Company may be offered for sale in a Community Offering, or a Syndicated Community Offering on terms and conditions and procedures satisfactory to the Bank and the Stock Holding Company. The minimum purchase by any Person shall be 25 shares. The Bank may use its discretion in determining whether prospective purchasers are "residents," "associates," or "acting in concert," and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

      In addition to the priorities set forth below, the Board of Trustees may establish other priorities for the purchase of Common Stock, subject to the approval of the Division and the FDIC. The priorities for the purchase of shares in the Stock Offering are as follows:

      A.    SUBSCRIPTION OFFERING

      PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder shall receive non-transferrable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to $100,000. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Common Stock received by Officers and trustees of the Bank including associates of Officers and trustees, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he or she had an ownership interest as of the Eligibility Record Date.

      PRIORITY 2: TAX-QUALIFIED EMPLOYEE PLANS. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Stock Holding Company subject to the maximum purchase limitations applicable to such plans as set forth in Section 13, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering.

      PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to $100,000. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, exceed available shares, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying

Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

      B.    COMMUNITY OFFERING

      Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the persons residing in the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Stock Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Stock Holding Company and the Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Stock Holding Company and the Bank may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Community Offering may include a Syndicated Community Offering managed by such investment banking firm or firms. The Common Stock will be offered and sold in the Community Offering, in accordance with FDIC and Division regulations, so as to achieve the widest distribution of the Common Stock. No Person, by himself, or with an Associate or group of Persons Acting in Concert, may subscribe for or purchase more than $100,000 of Common Stock offered in the Community Offering.

      In the event of an oversubscription for shares in the Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Bank's Community, then to cover the orders of any other Person subscribing for shares in the Community Offering so that each such Person may receive 1,000 shares, and thereafter, on a pro rata basis to such Persons based on the amount of their respective subscriptions.

      The terms "residence," "reside," or "residing" as used herein with respect to any person shall mean any person who occupies a dwelling within the Bank's Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

      The Bank and the Stock Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this
Section 12.

      C.    SYNDICATED COMMUNITY OFFERING

      Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Bank and the Stock Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Stock Holding Company to accept or reject in whole or in part all order in the Syndicated Community Offering. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The Syndicated Community Offering price and the underwriting discount in the Syndicated Community Offering shall be determined by an underwriting agreement between the Stock Holding Company, the Bank and the underwriters. Such underwriting agreement shall be filed with the FDIC, the Division and the SEC.

      If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Stock Holding Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Division and the FDIC and to compliance with applicable state and federal securities laws. Depending upon market and financial conditions, the Board of Directors of the Stock Holding Company and the Board of Trustees of the Bank, with the approval of the Commissioner and FDIC, may increase or decrease any of the purchase limitations set forth in this
Section 12.

13.   ADDITIONAL LIMITATIONS ON PURCHASES OF COMMON STOCK

      Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

      A. The aggregate amount of outstanding Common Stock of the Stock Holding Company owned or controlled by persons other than the MHC at the close of the Stock Offering shall not exceed 49% of the Stock Holding Company's total outstanding Common Stock.

      B. No Person or group of persons Acting in Concert, may purchase more than $100,000 of Common Stock offered in the Stock Offering to Persons other than the MHC, except that: (i) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the number of shares offered in the Stock Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Stock Offering; and (iii) for purposes of this subsection 13(B), shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

      C. The aggregate amount of Common Stock acquired in the Stock Offering by all Management Persons and their Associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 32% of the outstanding shares of Common Stock of the Stock Holding Company held by persons other than the MHC at the close of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph D of this section, shares held by any Tax-Qualified Employee Benefit Plan or any Non-Tax-Qualified Employee Benefit Plan of the Bank that are attributable to such persons shall not be counted.

      D. The aggregate amount of Common Stock acquired in the Stock Offering by all Management Persons and their Associates, exclusive of any Common Stock acquired by such persons in the secondary market, shall not exceed 32% of the stockholders' equity of the Stock Holding Company held by persons other than the MHC. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph C of this section, shares held by any Tax-Qualified Employee Benefit Plan or any Non-Tax-Qualified Employee Benefit Plan of the Bank that are attributable to such persons shall not be counted.

      E. In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Offering Range of up to 15% (the "Adjusted Maximum"), the additional shares will be issued in the following order of priority: (i) to fill the Employee Plans' subscription to the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder or Supplemental Eligible Account Holder categories, to fill unfulfilled subscriptions of such subscribers according to their respective priorities set forth in this Plan.

      F. Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Stock Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

      G. The Board of Directors of the Stock Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

      H. The Stock Holding Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Common Stock in states in which the offers and sales comply with such states' securities laws. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to purchase shares under the Plan reside in such state or foreign county; (ii) the offer or sale of shares of Common Stock to such persons would require the Bank or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

      Prior to the consummation of the Stock Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan. Each Person purchasing Common Stock shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

      EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE BANK MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE COMMISSIONER FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

14.   PAYMENT FOR STOCK

      All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended by the Bank; provided, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Actual Subscription Price upon consummation of the Stock Offering, provided that, in the case of the ESOP there is in force from the time of its subscription until the consummation of the Stock Offering, a loan commitment to lend to the ESOP, at such time, the aggregated Actual Subscription Price of the shares for which it subscribed. The Stock Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

      Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's passbook, money market or certificate account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the Commissioner) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at a rate established by the Bank on payment for Common Stock received in cash or by check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

15.   MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

      As soon as practicable after the prospectus prepared by the Stock Holding Company and the Bank has been declared effective by the Commissioner and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders and the Employee Plans at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering.

      Each order form will be preceded or accompanied by the prospectus describing the Stock Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings.
Each order form will contain, among other things, the following:

      A. A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

      B. The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

      C. A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

      D. Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

      E. An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

      F. A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); and

      G. A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

      Notwithstanding the above, the Bank and the Stock Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

16.   UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

      In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the Commissioner and the FDIC.

17.   COMPLETION OF THE STOCK OFFERING

      The Stock Offering will be terminated if not completed within 90 days from the date of approval by the Commissioner, unless an extension is approved by the Commissioner.

18.   MARKET FOR COMMON STOCK

      If at the close of the Stock Offering the Stock Holding Company has more than 300 shareholders of any class of stock, the Stock Holding Company shall use its best efforts to:

            (i) encourage and assist a market maker to establish and maintain a market for that class of stock; and

            (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

19.   STOCK PURCHASES BY MANAGEMENT PERSONS AFTER THE STOCK OFFERING

      For a period of three years after the proposed Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the Commissioner, any Common Stock of the Stock Holding Company, except from a broker-dealer registered with the SEC. The foregoing shall not apply to (i) negotiated transactions involving more than 1% of the outstanding Common Stock, or (ii) purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Stock Holding Company even if such stock is attributable to Management Persons or their Associates. In addition, without the prior written approval of the Commissioner, no officer or director of the Stock Bank or their Associates shall purchase capital stock from the Stock Bank for a period of three years following the Reorganization.

20.   RESALES OF STOCK BY MANAGEMENT PERSONS

      Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of the Management Person or Associate.

21.   STOCK CERTIFICATES

      Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Sections 19 and 20. Appropriate instructions shall be issued to the Stock Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

22.   RESTRICTION ON FINANCING STOCK PURCHASES

      The Stock Holding Company will not offer or sell any of the Common Stock proposed to be issued to any person whose purchase would be financed by funds loaned to the person by the Stock Holding Company, Bank or any of their Affiliates.

23.   STOCK BENEFIT PLANS

      The Board of Directors of the Stock Bank and/or the Stock Holding Company intend to adopt one or more stock benefit plans for the benefit of the employees, officers and directors of the Stock Bank and Stock Holding Company, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Bank and the Stock Holding Company may authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. The Stock Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Stock Offering, provided such contributions do not cause the Stock Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Stock Holding Company of
(i) awards of Common Stock after the Stock Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Common Stock issued in the Stock Offering (and in an amount equal to up to 5% of the Common Stock issued in the Stock Offering if the Recognition Plans are adopted more than one year after the completion of the Stock Offering), (ii) options to purchase a number of shares of the Stock Holding Company's Common Stock in an amount equal to up to 10% of the number of shares of Common Stock issued in the Stock Offering and shares of Common Stock issuable upon exercise of such options, and (iii) Common Stock to one or more Tax Qualified Employee Plans, including the ESOP, at the closing of the Stock Offering or at any time thereafter, in an amount equal to up to 8% of the number of shares of Common Stock issued in the Stock Offering if the Recognition Plans award Common Stock sooner than one year after the completion of the Stock Offering, and up to 10% of the number of shares of Common Stock issued in the Stock Offering if the Recognition Plans are adopted more than one year after the completion of the Stock Offering. Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Stock Holding Company's Common Stock, or shares of Common Stock purchased by the Stock Holding Company or such plans in the open market. The Recognition Plans and the stock option plans will be subject to stockholder approval.

24.   POST-REORGANIZATION FILING AND MARKET MAKING

      If the Stock Holding Company has more than 300 stockholders of any class of stock, the Stock Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

25.   LIQUIDATION ACCOUNT

      The Stock Bank or the Stock Holding Company shall establish at the completion of the Reorganization a Liquidation Account in an amount equal to the product of (i) the percentage of the Stock Holding Company's Common Stock issued in the Stock Offering, and (ii) the net worth of the

Bank (determined in accordance with generally accepted accounting principles) as set forth in the latest statement of financial condition contained in the Prospectus used in connection with the Stock Offering. For example, if the Stock Offering is for 30% of the Stock Holding Company's Common stock, then the initial liquidation account shall be equal to 30% of the net worth of the Bank as shown on its latest financial statement used in connection with the Stock Offering. The Liquidation Account will be maintained by the Stock Bank and/or the Stock Holding Company for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts with the Stock Bank following the Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with 209 CMR 33.05(12).

      In the unlikely event of a complete liquidation of the Stock Bank and the Stock Holding Company (and only in such event), following all liquidation payments to creditors (including those to depositors to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then-adjusted subaccount balances for his or her deposit accounts then held, before any liquidating distribution may be made to any holders of the Stock Holding Company's or Stock Bank's capital stock. No Conversion Transaction and no merger, consolidation, reorganization, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Stock Bank or the Stock Holding Company is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

      The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Stock Bank. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits, but shall be subject to downward adjustment as described below.

      If, at the close of business on the last day of any period for which the Stock Bank or the Stock Holding Company, as the case may be, has prepared audited financial statements subsequent to the effective date of the Reorganization, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of: (i) the balance in the Deposit Account at the close of business on the last day of any period for which the Stock Bank or the Stock Holding Company, as the case may be, has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Stock Bank and the Stock Holding Company subsequent to the Reorganization and only out of funds available for such purpose after payment of all creditors.

      Neither the Stock Bank nor the Stock Holding Company shall be required to set aside funds for the purpose of establishing the Liquidation Account, and the creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Stock Bank, except that neither the Stock Bank nor the Stock Holding Company shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the Liquidation Account.

26.   EMPLOYMENT AND OTHER SEVERANCE AGREEMENTS

      Contemporaneously with the Reorganization, the Stock Bank and/or the Stock Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Stock Bank and/or the Stock Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Stock Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Directors. The Stock Bank and/or the Stock Holding Company also may enter into severance arrangements with one or more executive officers which provide for the payment of severance compensation in the event of a change in control of the Stock Bank and/or the Stock Holding Company. The terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all regulations of the Commissioner.

27.   PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

      The Stock Holding Company may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its regulatory capital of the Bank to be reduced below the amount required to maintain the Liquidation Account and under FDIC rules and regulations. Otherwise, the Stock Holding Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations. Subject to any applicable regulatory approvals, the MHC may waive its right to receive dividends declared by the Stock Holding Company.

28.   REORGANIZATION AND STOCK OFFERING EXPENSES

      The Regulations require that the expenses of the Reorganization must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Stock Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

29.   INTERPRETATION

      All interpretations of the Plan and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Bank shall be final, subject to the authority of the Commissioner.

30.   AMENDMENT OR TERMINATION OF THE PLAN

      If necessary or desirable, the terms of the Plan may be substantively amended by a majority vote of the Bank's Board of Trustees as a result of comments from regulatory authorities or otherwise, at any time prior to approval of the Plan by the Corporators. At any time after approval of the Plan by the Corporators, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Trustees only with the concurrence of the Commissioner. The Plan may be terminated by a majority vote of the Board of Trustees at any time prior to the date of the Special Meeting, and may be terminated by a majority vote of the Board of Trustees at any time thereafter with the concurrence of the Commissioner.

      The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Corporators of the Bank approve the Plan, and may not be extended by the Bank.